Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
July 22, 2008	Investor Relations Dept.
(800) 536-7453
TORCH ENERGY ROYALTY TRUST ANNOUNCES RECEIPT OF
FIRST QUARTER 2008 PAYMENT
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced the receipt from the working interest owners of the underlying properties of the Trust of the cash payment with respect to the production attributable to the first quarter of 2008 from the underlying properties. As previously reported, pursuant to Section 3.07 of the Trust Agreement of the Trust, Wilmington Trust Company, not in its individual capacity but solely as Trustee of the Trust, has established a cash reserve for the payment of contingent or uncertain liabilities associated with the winding up of the Trust and the Trust’s arbitration. All amounts received from the working interest owners relating to the first quarter of 2008 will be allocated into the reserve account.
The cash payment from the working interest owners for the production relating to the first quarter of 2008 includes periods prior to the termination date of the Trust on January 29, 2008 and the post termination period of the first quarter of 2008 as detailed in the attachment to this press release. The information provided in the attachment to this press release was provided by the working interest owners, and the Trust has not verified the accuracy of such information.
The working interest owners were required to deposit all proceeds of production following the termination date of the Trust on January 29, 2008 payable to the Trust or the Louisiana Trust attributable to the Conveyances into a non-interest bearing account (the “Deposit Account”). Due to the fact that the Net Profits Interests were not sold or a definitive agreement for sale thereof was not entered into prior to the 150th day following the termination date of the Trust (i.e., June 27, 2008), the working interest owners paid all amounts deposited in the Deposit Account to the Trust and all amounts attributable to the Conveyances thereafter payable to the Trust are required to be paid to the Trust and the Louisiana Trust in accordance with the terms of such Conveyances.
The unitholders are urged to read the filings with the Securities and Exchange

Commission by the Trust regarding the winding up of the Trust, the sale of the Net Profits Interests and the arbitration award and the related developments carefully and in their entirety.
Upon termination of the Trust, among other things, the Trustee is required to sell the Net Profits Interests. No assurances can be given that the Trustee will be able to sell the Net Profits Interests, or with respect to the amount of cash that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the Units. The Trust can give no assurances on the continued listing of the Units on the New York Stock Exchange (NYSE) or any other national quotation system.
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana and approximately 99% of the estimated reserves are gas.
Cautionary Statement on Risks Associated with the Trust’s Forward-Looking Statements.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. The Trust undertakes no obligation to update or revise any forward-looking statement except as required by law.

TORCH ENERGY ROYALTY TRUST
LOUISIANA AND TEXAS NET PROFITS INTERESTS
QUARTER ENDED MARCH 31, 2008 SALES

	SALES MONTH
	Pre-Termination	Post- Termination
	JAN, 2008	FEB, 2008	MARCH, 2008	2 M/E 3/31/08	TOTAL
Entitled Volume (Mcf)
LA NPI	73,010	66,473	71,281	137,754	210,764
TX NPI	62,957	55,591	59,559	115,150	178,107

	135,967	122,064	130,840	252,904	388,871

Bbl’s
LA NPI	386	275	352	627	1,013
TX NPI	1,112	882	700	1,582	2,694

	1,498	1,157	1,052	2,209	3,707

Monthly Gas Price Per Mcf
LA NPI	$4.70	$5.16	$5.58	$5.38	$5.14
TX NPI	$4.45	$5.06	$5.49	$5.28	$4.99

Monthly Oil Price Per Bbl
LA NPI	$84.04	$85.74	$95.60	$91.28	$88.52
TX NPI	$83.82	$85.74	$95.60	$90.10	$87.51

Gas revenues, net of gathering fees
LA NPI	$342,866	$343,333	$398,033	$741,365	$1,084,232
TX NPI	280,050	281,503	326,859	608,362	888,412

	622,916	624,836	724,892	1,349,728	1,972,644

Oil revenues
LA NPI	32,440	23,578	33,652	57,230	89,671
TX NPI	93,211	75,621	66,922	142,543	235,754

	125,651	99,199	100,574	199,773	325,425

Total Oil and Gas Revenues
LA NPI	375,307	366,911	431,685	798,596	1,173,902
TX NPI	373,261	357,124	393,781	750,906	1,124,166

	748,567	724,035	825,466	1,549,501	2,298,069

Severance Taxes
LA NPI	28,806	25,935	26,296	52,231	81,037
TX NPI	64,111	37,309	42,076	79,385	143,497

	92,918	63,244	68,372	131,616	224,534

Lease operating expenses
LA NPI	(11,095)	19,925	15,128	35,053	23,958
TX NPI	117,766	113,553	114,720	228,273	346,039

	106,671	133,478	129,848	263,326	369,997

Capital Expenditures
LA NPI	—	—	—	—	—
TX NPI	17,001	6,935	13,930	20,865	37,866

	17,001	6,935	13,930	20,865	37,866

Net Proceeds
LA NPI	357,595	321,051	390,261	711,312	1,068,907
TX NPI	174,382	199,327	223,055	422,382	596,764

	531,977	520,378	613,316	1,133,694	1,665,671

Net Profits Interest %
LA NPI	95%	95%	95%	95%	95%
TX NPI	95%	95%	95%	95%	95%

Net Profits Income
LA NPI	339,715	304,998	370,748	675,746	1,015,462
TX NPI	165,663	189,361	211,903	401,263	566,926

	505,379	494,359	582,650	1,077,009	1,582,388

Infill Well Net Proceeds
LA NPI	—	—	—	—	—
TX NPI	—	—	—	—	—

	—	—	—	—	—

Net Profits Income and Infill Well Net Proceeds
LA NPI	339,715	304,998	370,748	675,746	1,015,462
TX NPI	165,663	189,361	211,903	401,263	566,926

	505,379	494,359	582,650	1,077,009	1,582,388

General and administrative expenses	(148,221)	35,218	35,218	70,436	(77,785)

Payment to Reserve Account	$653,600	$459,141	$547,432	$1,006,573	$1,660,173

TORCH ENERGY ROYALTY TRUST
NPI PAYMENT
ROBINSON’S BEND FIELD

QUARTER ENDED MARCH 31, 2008 SALES

	SALES MONTH
	Pre-Termination	Post- Termination
	JAN, 2008	FEB, 2008	MARCH, 2008	2 M/E 3/31/08	TOTAL
Entitled Volume (Mcf)	132,019	124,243	131,499	255,742	387,761

Monthly Gas Price Per MCF (after gathering fees)	$4.00	$4.43	$4.80	$4.62	$4.41

Gas revenues, net of gathering fees	$528,054	$549,963	$631,537	$1,181,500	$1,709,554

Lease operating expenses	472,454	559,614	562,300	1,121,914	1,594,367
Severance taxes	50,711	52,098	59,182	111,280	161,991

	523,164	611,712	621,482	1,233,194	1,756,358

Net proceeds before capital expenditures	4,889	(61,745)	10,055	(51,694)	(46,804)

Capital expenditures	(13)	(4)	(5)	(9)	(22)

Net proceeds	4,902	(61,744)	10,060	(51,684)	(46,782)

Net profits percentage	n/a	n/a	n/a	n/a	n/a

Net profits income	—	—	—	—	—

Payment to Reserve Account	0	0	0	0	0

Note:
The Working Interest Owner of the Robinson’s Bend field reported that costs and expenses exceeded revenues during the first quarter of 2008 by approximately $46,782. Neither the Trust nor unitholders are liable to pay such deficit directly. Accordingly, the Robinson’s Bend field cash flow deficit was excluded from the first quarter of 2008 cash payment calculation. The Trust will receive no payments for distributions to unitholders with respect to the Robinson’s Bend field until future proceeds exceed the sum of costs and expenses and the cumulative excess of such costs and expenses (“Robinson’s Bend Field Cumulative Deficit”) including interest. The Working Interest Owner of the Robinson’s Bend Field reported that the Robinson Bend Field Cumulative Deficit (including interest) pertaining to sales as of March 31, 2008 was approximately $276,241.